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                                                                    EXHIBIT 10.6


                       CONSULTANT AND ADVISOR STOCK PLAN

1.  Purpose. The DATA RACE, Inc. Consultant and Advisor Stock Plan (the "Plan")
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    is established for the purpose of providing incentives to and compensating consultants and advisors for their contributions to DATA RACE, Inc. (the "Company").

2.  Authorized Shares. Under the Plan, the Company may issue up to an aggregate
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    of 500,000 shares (the "Shares") of the Company's Common Stock to eligible participants. The number and type of Shares are subject to appropriate adjustment for stock splits, stock dividends, mergers, reorganizations and other similar capital changes.

3.  Eligibility. Shares may be issued only to consultants and advisors who are
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    natural persons providing bona fide services to the Company. Directors or officers of the Company shall not be eligible to participate in the Plan. Shares may not be issued for services in connection with the offer and sale of securities in a capital-raising transaction, or for directly or indirectly promoting or maintaining a market in the Company's securities.

4.  Administration. The Plan shall be administered by the Compensation Committee
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    of the Company's Board of Directors or, if it elects to act, the full Board of Directors (in either case, the "Committee"). The Committee may act by a meeting of a majority of its members or by a written consent signed by at least a majority of its members. The Committee shall have the exclusive power to construe and prescribe rules under the Plan and to make all determinations necessary or advisable regarding the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan .

5.  Terms of Issuance. Shares may be issued from time to time to such eligible
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    participants, in such amounts and for such consideration as may be determined by the Committee. Shares may be (but are not required to be) issued subject to specified vesting conditions or performance criteria. Shares may be issued pursuant to such other terms and conditions as the Committee may deem advisable.

6.  Securities Law Compliance. As a condition to the receipt of Shares, the
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    Committee may require eligible participants to take such actions as may be necessary to comply with the Securities Act of 1933, as amended (the "Act"), or any other applicable federal or state securities laws or rules. The Company is authorized to take such steps as the Company's Chief Executive Officer or Chief Financial Officer deems necessary or advisable in order to register the Shares pursuant to the Act, to register or qualify the Shares under state securities laws, and to list the Shares for trading on The Nasdaq Stock Market.

7.  Amendment and Termination of Plan. The Board of Directors may at any time
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    modify or amend any provision of the Plan or terminate the Plan. Shareholder approval is not required for the adoption, modification or termination of the Plan, or any action under the Plan, except to the extent otherwise deemed necessary or advisable by the Committee.